UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2009

POWER3 MEDICAL PRODUCTS, INC.
 (Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	000-24921 (Commission File Number)	65-0565144 (IRS Employer Identification No.)

3400 Research Forest Drive, Suite B2-3 The Woodlands, Texas (Address of Principal Executive Offices)	77381 (Zip Code)

Registrant’s telephone number, including area code:  (281) 466-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2009, John P. Ginzler resigned as the Chief Financial Officer of Power3 Medical Products, Inc. (the “Company”).  On the same date, the Company appointed Helen R. Park, who currently serves as the Company’s Chief Executive Officer, as its interim Chief Financial Officer.

Ms. Park, age 73, has served as the Company’s interim Chief Executive Officer since September 2008 and served as the Company’s interim Chief Financial Officer from December 2008 to April 2009.  Ms. Park has more than 40 years of experience managing science and bio-technology companies.  She is the founder of StemTroniX, Inc., a developer of adult stem cell therapies, and has served as its President, Chief Financial Officer, Secretary and Chairman of the Board since March 2008.  She is also the founder of Bronco Technology Inc., a contracting and consulting firm for bio-technology companies and institutions, including Bayer Services Technology, UTMD Anderson Cancer Center, Flow Genix, UT Health Science Center, Agennix, and Meta-Informatics, and has served as its Chief Executive Officer, President and Secretary since 1994.   Ms. Park was the founder of Advanced Bio/Chem, Inc. and served as its Chief Executive Officer and Chairman of the Board from 2000 to June 2004. Ms. Park also provides management reorganization consulting services to bio-technology companies located in the greater Houston, Texas area. Ms. Park received a B.S. in Chemistry from Sam Houston State University and a M.S. in Biochemistry from the Baylor University College of Medicine.

The Company is not making any changes to the current compensation arrangement for Ms. Park in connection with her appointment as interim Chief Financial Officer of the Company.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER3 MEDICAL PRODUCTS, INC.

Dated: December 10, 2009	/s/ Helen R. Park
Helen R. Park
Chief Executive Officer